Exhibit (g)(2)

Reinsurance Agreement: RGA Reinsurance Company

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE INFORMATION IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMITTED INFORMATION IS INDICATED BY [*].

16138-02-00

ADDENDUM

to the

AUTOMATIC/FACULTATIVE YRT REINSURANCE AGREEMENT

Effective June 4, 2018

(hereinafter referred to as the “Agreement”) between

AMERITAS LIFE INSURANCE CORP.

Lincoln, Nebraska

(hereinafter referred to as the “Ceding Company”) and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the “Reinsurer”)

This Addendum is Effective January 21, 2020

I.	ADDITION OF AMERITAS PERFORMANCE II VUL AND AMERITAS ADVISOR II VUL (2017 CSO) PLANS AND ASSOCIATED RIDERS

Business Covered: As of the effective date of this Addendum, the attached Exhibit B Business Covered is hereby added to the Agreement which includes the above plans and their associated reinsured riders.

Retention: As of the effective date of this Addendum, the retention limits applicable to the above plans and their associated riders are as specified in Exhibit A Retention Schedule of the Ceding Company of the base Agreement, as revised by Amendment 16138-00-01 (effective June 4, 2018).

Binding Limits: As of the effective date of this Addendum, the binding limits set forth in Exhibit C Binding Limits of the base Agreement, as revised by Amendment 16138- 00-01, shall apply to the above plans and their associated riders except that the applicable Reinsurer’s share, issue age limits and face amount limits are as stated in the attached Exhibits C.1 Reinsurer’s Share, C.5 Issue Age Limits and C.7 Minimum Original Policy Face Amount which are hereby added to the Agreement.

Reinsurance Premiums: As of the effective date of this Addendum, the attached Exhibit D - Reinsurance Premiums is hereby added to the Agreement to document the reinsurance premiums for the above plans and their associated reinsured riders. This includes use of the following rates:

[*]

All provisions of the Agreement not specifically modified herein remain unchanged.

In Witness Whereof, both parties have executed this Addendum in duplicate as follows:

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

Reinsurer Agreement No. 16138-00-00

AUTOMATIC/FACULTATIVE YRT REINSURANCE AGREEMENT

(hereinafter referred to as the "Agreement")

between

AMERITAS LIFE INSURANCE CORP.

Lincoln, Nebraska

(hereinafter referred to as the "Ceding Company")

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri (hereinafter referred to as the "Reinsurer")

EFFECTIVE: June 4, 2018

TABLE OF CONTENTS

ARTICLE 1 - PREAMBLE 5

1.1	PARTIES TO THIS AGREEMENT 5
1.2	COMPLIANCE 5
1.3	CONSTRUCTION 5
1.4	ENTIRE AGREEMENT 5
1.5	SEVERABILITY 5
1.6	WAIVER 5
1.7	BACKDATING TO SAVE AGE 6

ARTICLE 2 - AUTOMATIC REINSURANCE 7

2.1	GENERAL CONDITIONS 7
2.2	RETAINED AMOUNTS 7
2.3	EXPENSE OF ORIGINAL POLICY 7

ARTICLE 3 - FACULTATIVE REINSURANCE 8

3.1	GENERAL CONDITIONS 8
3.2	AUTOMATED SELECTION AND ASSESSMENT PROGRAM 8

ARTICLE 4 - COMMENCEMENT OF LIABILITY 10

4.1	AUTOMATIC REINSURANCE 10
4.2	FACULTATIVE REINSURANCE 10
4.3	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT 10

ARTICLE 5 - PREMIUM ACCOUNTING 11

5.1	PREMIUMS 11
5.2	PAYMENT OF PREMIUMS 11
5.3	DELAYED PAYMENT 11
5.4	FAILURE TO PAY PREMIUMS 11
5.5	PREMIUM RATE GUARANTEE 12

ARTICLE 6 - POLICY TERMINATIONS, CHANGES AND REINSTATEMENTS 13

6.1	REDUCTIONS AND TERMINATIONS 13
6.2	INCREASES 13
6.3	RISK CLASSIFICATION CHANGES 14
6.4	REINSTATEMENT 14
6.5	NONFORFEITURE BENEFITS 15
6.6	POLICY LOANS 15

ARTICLE 7 - CONVERSIONS, EXCHANGES AND REPLACEMENTS 16

7.1	NOTIFICATION AND PLACEMENT 16
7.2	PREMIUMS 16
7.3	INCREASES IN AMOUNT 16
7.4	FACULTATIVE CONSIDERATIONS 16
7.5	SPECIAL CONTINUATION PROGRAMS 16

ARTICLE 8 - POLICY RESCISSION 17

ARTICLE 9 - CLAIMS 18

9.1	COVERAGE 18
9.2	NOTICE 18
9.3	PROOFS 18
9.4	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS 18

2

9.5	DISPUTED CLAIMS 19
9.6	CLAIM EXPENSES 19
9.7	MISREPRESENTATION OR SUICIDE 20
9.8	MISSTATEMENT OF AGE OR GENDER 20
9.9	EXTRA-CONTRACTUAL DAMAGES 20

ARTICLE 10 - RETENTION LIMIT CHANGES 21

ARTICLE 11 - RECAPTURE 22

11.1	RECAPTURE ELIGIBILITY REQUIREMENTS 22
11.2	INCREASES IN FIRST DOLLAR QUOTA SHARE RETENTION 23

ARTICLE 12 - GENERAL PROVISIONS 24

12.1	CURRENCY 24
12.2	PREMIUM TAX 24
12.3	INSPECTION OF RECORDS 24
12.4	FORMS, MANUALS, ISSUE RULES AND CLAIMS PRACTICES 24
12.5	ANTI-MONEY LAUNDERING 24
12.6	FOREIGN ACCOUNT TAX COMPLIANCE ACT 24

12. 7 INTEREST RATE FOR BALANCES IN DEFAULT 25

ARTICLE 13 - DAC TAX 26

ARTICLE 14 - OFFSET 27

ARTICLE 15 - INSOLVENCY 28

15.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT 28
15.2	INSOLVENCY OF THE CEDING COMPANY 28
15.3	INSOLVENCY OF THE REINSURER 28

ARTICLE 16 - ERRORS AND OMISSIONS 30

ARTICLE 17 - ARBITRATION 32

17 .1 GENERAL. 32

17.2	NOTICE 32
17.3	PROCEDURE 32
17.4	ARBITRATION COSTS 32

17 .5 SITE OF ARBITRATION 33

17.6 ARBITRATION SETTLEMENT 33

ARTICLE 18 - DURATION OF AGREEMENT 34

ARTICLE 19 - REPRESENTATIONS AND WARRANTIES 35

ARTICLE 20 - DEFINITIONS 36

ARTICLE 21 - EXECUTION 39

EXHIBIT A - RETENTION SCHEDULE OF THE CEDING COMPANY 40

A.l LIFE INSURANCE 40

A.2	CEDING COMPANY RETENTION MANAGEMENT. 40
A.3	WAIVER BENEFITS 40

EXHIBIT B - BUSINESS COVERED 41

EXHIBIT C - BINDING LIMITS 42

C.1	REINSURER'S SHARE 42
C.2	AUTOMATIC BINDING LIMITS 42

C.3	JUMBO LIMITS 43
C.4	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT. 43
C.5	ISSUE AGE LIMITS 43
C.6	MINIMUM CESSION 43
C.7	MINIMUM ORIGINAL POLICY FACE AMOUNT 43
C.8	TRIVIAL AMOUNT 43

EXHIBIT D - REINSURANCE PREMIUMS 44

D.1	BASE PLAN PARAMETERS 44
D.2	AGE BASIS 44
D.3	POLICY FEES 45
D.4	SUBSTANDARD RATINGS 45
D.5	FLATEXTRAS 45
D.6	RIDERS AND BENEFITS 45

EXHIBIT D - RATE SCHEDULE l 48

EXHIBIT D - RATE SCHEDULE 2 49

EXHIBIT E - RATE SCHEDULE FOR CONVERSIONS 50

EXHIBIT F - SELF-ADMINISTERED REPORTING 51

F.1	GENERAL REPORTING REQUIREMENTS 51
F.2	BUSINESS REPORTED ELECTRONICALLY 51
F.3	GENERAL STATEMENT SPECIFICATIONS 51
F.4	POLICY EXHIBIT 53
F.5	ACCOUNTING SUMMARY 54

EXHIBIT G - APPLICATION FOR FACULTATIVE REINSURANCE 55

EXHIBIT H - ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES 56

ARTICLE 1 - PREAMBLE

1.1       PARTIES TO THIS AGREEMENT

This is a YRT Agreement for indemnity reinsurance (the "Agreement") solely between Ameritas Life Insurance Corp. of Lincoln, Nebraska and RGA Reinsurance Company of Chesterfield, Missouri. The Ceding Company and the Reinsurer are collectively referred to as the "parties".

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

1.2 COMPLIANCE

This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company and the Reinsurer represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

1.3	CONSTRUCTION

This Agreement will be construed in accordance with the laws of the state of Missouri.

1.4	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by all parties, except as otherwise provided herein.

1.5	SEVERABILITY

If any provision of this Agreement is determined by a court of law to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement to the extent that enforcement of such remaining provisions, without the invalid or unenforceable provision, is consistent with the intent of the parties which is inferred from the provisions of the entire Agreement.

1.6	WAIVER

Either party may choose not to enforce or insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

1.7	BACKDATING TO SAVE AGE

The Ceding Company will have the right to backdate policies up to [*] months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue date precedes the Effective Date of this Agreement. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit C.

ARTICLE 2 - AUTOMATIC REINSURANCE

2.1	GENERAL CONDITIONS

On and after the Effective Date of this Agreement, the Ceding Company will Automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B.

The Reinsurer will Automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C, provided that:

a.	the Ceding Company keeps its Full Retention, as specified in Exhibit A, or otherwise holds its Full Retention on a life under the current policy and/or previously issued in force policies;
b.	the Ceding Company applies the underwriting and reinstatement guidelines, practices and procedures for risk selection conveyed to the Reinsurer prior to or at the time of pricing, or any Material Changes consented to in writing by the Reinsurer, which are still in use on the coverage commencement date;
c.	the insured, at the time of the application, must be a legal Permanent Resident of the United States, Canada, Puerto Rico, or Guam;
d.	the total of the Ultimate Amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit C;
e.	the amount of life insurance in force in all companies, including any coverage to be replaced, plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limits stated in Exhibit C;
f.	the application is on a life that is not a Professional Athlete; and
g.	the application is on a life that has not been submitted Facultatively to the Reinsurer or any other reinsurer within the last [*] years, unless the reason for any prior Facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement. Policies submitted through Reinsurer's Automated Selection and Assessment Program (ASAP), in accordance with Article 3.2, or another program which is comparable to the Reinsurer's ASAP program will not be subject to this [*]year period.

2.2	RETAINED AMOUNTS

The Ceding Company may not reinsure, on any basis, the amount it has retained on the business covered under this Agreement without prior notification to and agreement of the Reinsurer.

2.3	EXPENSE OF ORIGINAL POLICY

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the Original Policy.

ARTICLE 3 - FACULTATIVE REINSURANCE

3.1	GENERAL CONDITIONS

The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a Facultative basis.

The Ceding Company will apply for reinsurance on a Facultative basis by sending to the Reinsurer an application for Facultative reinsurance, providing the information outlined in Exhibit G. Accompanying this application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, Ultimate Amount applied for in all companies, Ultimate Amount to be placed in all companies and Ultimate Amount to be in force in all companies, and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the Facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.

The Ceding Company has the responsibility to clearly identify the Ultimate Amount as the face amount to be reinsured at the time a request for coverage is made so that the Reinsurer's underwriters are aware of the highest projected Policy Death Benefit amount. The highest Reinsured Net Amount at Risk can never exceed the amount of the Reinsurer's offer. Year-to-year changes in risk will be shared proportionately, determined by the amount of retention relative to the amount of reinsurance, unless specified otherwise.

After consideration of the application for Facultative reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer's offer will expire at the end of one hundred twenty (120) days, unless otherwise specified by the Reinsurer.

If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. If any risk is to be submitted to more than one Reinsurer for consideration, the current allocation rules for placement of Facultative cases as outlined in Exhibit H will apply. If the Ceding Company fails to accept the Reinsurer's offer, the Reinsurer's offer shall expire and no reinsurance coverage shall exist on the risk. Article 16 - Errors and Omissions, shall not apply to this Article.

The relevant terms and conditions of this Agreement will apply to those Facultative offers made by the Reinsurer and accepted by the Ceding Company.

3.2	AUTOMATED SELECTION AND ASSESSMENT PROGRAM

The Automated Selection and Assessment Program (ASAP) is covered under the Facultative Provisions of this Agreement. ASAP is defined as an underwriting program whereby the Ceding Company may enter key information pertinent to the insurability of a single life risk via Gateway, the Reinsurer's Extranet, and will receive an on-line immediate electronic decision based on the information submitted. In order to be eligible for consideration under this program, the case must be consistent with your underwriting guidelines for a standard rating in all respects other than the impairment(s) being evaluated by ASAP. For those policies which support a preferred rating, such policies are eligible for ASAP consideration if the case is consistent with your underwriting guidelines for a preferred rating in all respects other than the impairment(s) being evaluated by ASAP.

When the Ceding Company electronically binds the Reinsurer, the Reinsurer becomes the sole reinsurer of record. The liability of the Reinsurer for all claims arising under the ASAP program commences simultaneously with that of the Ceding Company and will cease at the same time as the liability of the Ceding Company ceases.

Insureds with residences other than those listed in Article 2 of this Agreement may be eligible for coverage if given electronic acceptance via ASAP.

To qualify for this program, all in force policies and applied for amounts on the proposed insured may not exceed the jumbo limit stated in Exhibit C of this Agreement.

When cases submitted through the ASAP program are not eligible for ASAP, the Ceding Company may cede 100% of the risk to the Reinsurer at the Ceding Company's original assessed rate. The face amount for these risks cannot exceed the automatic binding limits stated in the Agreement or the Ceding Company's maximum exposure under the ASAP Program, whichever is less. Such cases will be clearly identified as an "ASAP Exception Case" when they are submitted to the Reinsurer.

ASAP shall not cover any risk that the Reinsurer is legally prohibited from reinsuring. For purposes of this exclusion, the term 'legally prohibited' shall mean contrary to the laws and/or regulations of the United States of America, including, but not limited to: lists promulgated or maintained by the United States Department of Treasury naming Specially Designated Nationals or Blocked Persons; or any other laws, regulations, executive orders, or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations, or governments. The Ceding Company is responsible for checking prospective insureds to ensure eligibility prior to submitting the case electronically via ASAP.

ASAP contains copyrighted material, trade secrets and other proprietary material. All intellectual property rights in ASAP are owned by the Reinsurer and its affiliates, and are protected by United States copyright laws and international treaty provisions.

In order to protect the Reinsurer's intellectual property rights in ASAP, the Ceding Company may not decompile, reverse engineer, disassemble or otherwise reduce ASAP to a human-perceivable form. The Ceding Company may not modify, network, rent, lease, loan, distribute or create derivative works based upon ASAP in whole or in part. The Ceding Company is entitled to use the Software for its own internal business purposes only.

The Ceding Company expressly acknowledges and agrees that use of ASAP is at the Ceding Company's sole risk. ASAP and related documentation are provided "AS IS" and without warranty of any kind. The Reinsurer specifically disclaims any warranty of merchantability, fitness for a particular purpose, title and noninfringement.

The Reinsurer shall not be liable for actual, special, incidental, consequential or other damages arising out of the use of or inability to use ASAP, including without limitation, damages or costs relating to the loss of profits, loss of use, loss of data or interruption of business, even if the Reinsurer is advised of or aware of the possibility of such damages.

ARTICLE 4 - COMMENCEMENT OF LIABILITY

4.1	AUTOMATIC REINSURANCE

For Automatic reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability.

4.2	FACULTATIVE REINSURANCE

For Facultative reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability, provided that the Reinsurer has made a binding Facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.

4.3            CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT Reinsurance coverage under a Conditional Receipt or Temporary Insurance Agreement is limited to the Reinsurer's share of amounts within the Conditional Receipt or Temporary Insurance Agreement specified in Exhibit C. Reinsurance coverage is limited to one Conditional Receipt or Temporary Insurance Agreement per application on a life regardless of how many receipts are issued or initial premiums are accepted by the Ceding Company. The Reinsurer will accept liability provided that:

a.	the Reinsurer has reviewed and approved the Conditional Receipt form or Temporary Insurance Agreement; and
b.	the risk is eligible for Automatic reinsurance under this Agreement; or the Reinsurer has made a Facultative offer during the lifetime of the insured and the Ceding Company would have accepted that offer based on the allocation rules for placement of Facultative cases in Exhibit H; and
c.	the Ceding Company, its agents, or representatives have followed its normal cash- with-application procedures for such coverage.

After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

ARTICLE 5 - PREMIUM ACCOUNTING

5.1	PREMIUMS

Reinsurance premium rates paid by the Ceding Company for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D. The rates will be applied to the Reinsured Net Amount at Risk.

5.2	PAYMENT OF PREMIUMS

Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty (30) days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit F, showing reinsurance premiums due for that period. The Ceding Company will remit amounts due the Reinsurer at the same time as the statement. The Reinsurer agrees that the Ceding Company may, in the normal course of business, net claims from reinsurance premiums due as long as the Ceding Company is in compliance with this Article 5, Article 9.3 and provides reporting sufficient to reconcile the netting.

5.3	DELAYED PAYMENT

If premium balances remain unpaid for more than sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer reserves the right to charge interest from the end of the reporting period. Interest will be calculated using the index specified in Article 12.8.

5.4 FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer will have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) days written notice of its intention. Such notice will be sent by certified mail or overnight courier service (e.g. Federal Express).

If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer's right to collect premiums for the period during which reinsurance was in force prior to the expiration of the ninety (90) day notice.

The Ceding Company may not force termination under the provisions of this Article to avoid the provisions regarding recapture in Article 11, nor to transfer the reinsured policies to another Reinsurer.

5.5 PREMIUM RATE GUARANTEE

Although the Reinsurer anticipates that the premium rates in Exhibit D will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of: [*]

For substandard policies, an additional mortality load of [*] per table rating and any flat extra will be applied to the applicable premium rate guarantee, as specified above. The premium rate guarantee for other non-standard risks will include an additional load to be determined by mutual agreement of the parties to this Agreement.

ARTICLE 6 - POLICY TERMINATIONS, CHANGES AND REINSTATEMENTS

Whenever a change is made in the status, plan, amount or other feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, consider adjusted reinsurance coverage in accordance with the provisions of this Article. The Ceding Company will notify the Reinsurer of any change within ninety (90) days after its effective date.

6.1	REDUCTIONS AND TERMINATIONS

In the event of reduction, lapse, or termination of a policy or policies on a life that is reinsured under this Agreement, the Ceding Company will reduce or terminate reinsurance on that life. The Reinsurance Death Benefit on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its Retention as defined in Exhibit A. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If there is a lapse, termination or reduction on a policy reinsured under this Agreement where Full Retention is held on a life, the Ceding Company will reduce the reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the amount reinsured, the reinsurance on the policy or policies will be terminated.

In the event of the reduction, lapse, death claim or termination of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.

6.2	INCREASES

a.	Non-contractual Increases

If the Initial Death Benefit is increased as a result of a non-contractual change, the increase will be underwritten by the Ceding Company in accordance with the underwriting guidelines, practices, and procedures for risk selection conveyed to the Reinsurer prior to or at the time of pricing, or any Material Changes consented to in writing by the Reinsurer, which are still in use on the coverage commencement date.

Such increases will be considered New Business and be subject to all provisions under this Agreement. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets the Ceding Company's underwriting requirements and the increased amount is approved under the policy, then the increase will be added to the policy as a new layer. The increased risk amount will have a separate benefit or cession record and its own effective date. Reinsurance premiums for the increased risk amounts only, will be first-year premiums using the rates as stated in Exhibit D. The Reinsurer's approval is required if the Original Policy was reinsured on a Facultative basis or if the new amount will cause the Automatic Binding Limits or the Jumbo Limits shown in Exhibit C to be exceeded.

The Reinsurer will assume its share of the entire amount in excess of the Ceding Company's Full Retention. Premiums for the additional reinsurance will be based on the issue age, mortality rating, underwriting class and duration since the time of underwriting of the increase. If the reinsurance is Automatic, the Automatic Binding Limits or Jumbo Limits shown in Exhibit C must not be exceeded. If the increase is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

b.	Contractual and Regulatory Increases

Reinsurance of increases in amount resulting from contractual policy provisions will be based on the issue age, mortality rating, underwriting class and duration from issue of the Original Policy.

The Reinsurer will assume its share of the entire amount in excess of the Ceding Company's Full Retention. Premiums for the additional reinsurance will be based on the issue age, mortality rating, underwriting class and duration since the time of underwriting. If the reinsurance is Automatic, the Automatic Binding or Jumbo Limits shown in Exhibit C must not be exceeded. If the reinsurance is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

Any change in the Policy Net Amount at Risk due to changes in the policy's account value or cash value will be allocated proportionately between the Ceding Company and the Reinsurer.

6.3	RISK CLASSIFICATION CHANGES

If the policyholder requests a substandard table rating reduction or removal of a Flat Extra,

such change will be underwritten in accordance with the underwriting guidelines, practices, and procedures for risk selection conveyed to the Reinsurer prior to or at the time of pricing, or any Material Changes consented to in writing by the Reinsurer, which are still in use on the coverage commencement date. Such changes on Facultative policies will be subject to the Reinsurer's approval.

6.4	REINSTATEMENT

Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously provided to the Reinsurer. If a proposed policy reinstatement is subject to new underwriting based on the Ceding Company's established procedures and rules, the Automatic Binding Limit and Jumbo Limit in effect at the time of the reinstatement and a new suicide and contestable period shall apply. Any policy reinstatement exceptions deviating from established procedures and rules previously disclosed to the Reinsurer must be approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. Any policy originally reinsured with the Reinsurer on a Facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer prior to ceding the reinstatement to the Reinsurer. The Ceding Company will pay the Reinsurer any reinsurance premiums due from the date of lapse to the effective date of reinstatement of such policies. The Reinsurer will have no liability for the reinstatement or compromise of a lapsed policy, either by agreement or judgment wherein the policy was lapsed for a longer time period than that stated in the Ceding Company's established reinstatement guidelines.

6.5	NONFORFEITURE BENEFITS
a.	Extended Term

If the Original Policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the Original Policy until the expiration of the extended term period.

b.	Reduced Paid-Up

If the Original Policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced in accordance with the procedures outlined in Article 6.1.

6.6	POLICY LOANS

The Reinsurer does not participate in policy loans nor other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the Reinsured Net Amount at Risk.

7.1	NOTIFICATION AND PLACEMENT

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will notify the Reinsurer within [*] days after the effective date of the conversion, exchange or replacement. A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, practices and procedures for exchanges and replacements. Conversions, exchanges or replacements of policies previously reinsured with the Reinsurer will continue to be reinsured with the Reinsurer, except as noted in Article one.4, in an amount not to exceed the original Reinsured Net Amount at Risk unless such conversion, exchange or replacement meets all the criteria for New Business and is ceded as such.

Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that are converted or exchanged to or replaced by a plan covered under this Agreement will not be reinsured hereunder unless such conversion, exchange or replacement meets all the criteria for New Business and is ceded as such.

Group conversions and term conversions, other than conversions of a term rider reinsured hereunder, to the plans reinsured hereunder will not be reinsured under this Agreement.

7.2	PREMIUMS

Reinsurance premium rates for the New Policy resulting from all conversions, exchanges and replacements of policies and riders covered by this Agreement will be those contained in Exhibit E (Reinsurer's Conversion Rate Tables 2014). The pay percents contained in Exhibit D.l do not apply to the Exhibit E rates. Reinsurance premiums for the New Policy or permanent plan continuation will be based on the original issue age, underwriting class and duration since the issuance of the Original Policy or Other Insured Term Rider. To calculate reinsurance premiums for off-anniversary conversions, exchanges and replacements, the duration of the New Policy shall be rounded to the nearest duration based on the issue date of the Original Policy or Other Insured Term Rider. If the conversion occurs prior to the [*] anniversary following the issue date of the Original Policy or Other Insured Term Rider, the first year rates for the converted policy shall apply. If the conversion occurs on or after the [*] month anniversary following the issue date of the Original Policy or Other Insured Term Rider, then renewal rates shall apply.

Conversions, exchanges and replacements that meet all the criteria for New Business will be ceded at New Business rates.

7.3	INCREASES IN AMOUNT

If the New Policy is issued with an increase in the Initial Death Benefit, then the provisions of Article 6.2.a will apply to the increased amount.

7.4	FACULTATIVE CONSIDERATIONS

The Reinsurer's approval to exchange or replace the Original Policy will be required if the Original Policy was reinsured on a Facultative basis, and the New Policy is fully underwritten by the Ceding Company.

7.5	SPECIAL CONTINUATION PROGRAMS

The Ceding Company will not introduce any special continuation programs involving policies reinsured under this Agreement without the Reinsurer's prior written approval, unless the subsequently issued policies qualify as New Business.

If it is determined that a policy reinsured under this Agreement should be rescinded due to misrepresentation by the policy owner or the insured, the Reinsurer will pay its share of reasonable investigation and legal expenses connected with the rescission action. If it is determined that multiple similarly situated policies reinsured under this Agreement should all be rescinded for the same reason or reasons, the Ceding Company must consult with the Reinsurer in advance of incurring the investigation and legal expenses.

The Reinsurer will not reimburse the Ceding Company for routine expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company.

ARTICLE 9 - CLAIMS

9.1	COVERAGE

Claims covered under this Agreement are for the plans and any additional benefits specified in Exhibit B.

9.2	NOTICE

The Ceding Company will promptly notify the Reinsurer after it receives a claim on a policy reinsured under this Agreement, optimally no later than [*] months after receiving notice of the death of the insured.

For claims on living benefit products, the Ceding Company will promptly notify the Reinsurer, optimally within [*] months after the trigger for the benefit payment has occurred.

9.3 PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, which are a copy of the proof of payment by the Ceding Company, a copy of the insured's death certificate and a copy of the claimant's statement. It is the Ceding Company's sole decision to determine whether a claim is payable. The Reinsurer may request, and the Ceding Company will send, all documents in connection with any claim reinsured under this Agreement, including all underwriting papers connected with that claim.

9.4	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice and proper claim proofs, the Reinsurer will promptly pay its Proportionate Share of all payable claims eligible for coverage under this Agreement. However, if the Ceding Company wishes to pay any ex gratia payment above and beyond what is contractually obligated, then the Ceding Company will accept the entire liability for such additional payment unless the Reinsurer has expressly agreed to participate.

The maximum Reinsured Net Amount at Risk payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its Proportionate Share of the interest on the death proceeds through the date of settlement that the Ceding Company is required to pay, either by law or under the terms of the policy.

Life benefit payments will be made in a single sum, regardless of the Ceding Company's settlement options.

Waiver of Monthly Deduction

The reinsurance benefit for an approved Waiver of Monthly Deductions Rider claim will be the Reinsurer's Proportionate Share of the gross monthly deductions waived on the policy as determined on an annual basis. The monthly deductions for the base policy and any riders are equal to the cost of insurance charge for the base policy and any riders, expense charges, and any charges for any specified amount increases. For the duration of the waiver claim period, the Ceding Company will continue to pay the life reinsurance premium; however, it will not pay the reinsurance premium for the Waiver of Monthly Deductions Rider. The Reinsurer will pay waiver of monthly deductions benefits annually in arrears regardless of the frequency of payment to the claimant.

Waiver of Premium

The reinsurance benefit for an approved waiver of premium claim will be the Reinsurer's Proportionate Share of the annual gross premium waived on the policy. The Ceding Company will continue to pay the life reinsurance premium; however, it will not pay the reinsurance premium for the waiver benefit for the duration of the waiver claim period. The Reinsurer will pay waiver benefits annually regardless of the frequency of payment to the claimant.

Accelerated Benefits

Policies covered hereunder may contain the option to accelerate the payment of benefits in the event the insured is determined to have a terminal, critical or chronic illness. The Reinsurer will not participate in the accelerated payment and such payment will not reduce the Reinsured Net Amount at Risk covered hereunder. In the event both the policy and its associated reinsurance coverage hereunder remain in force at the time of the insured's death, the Reinsurer will pay the Reinsured Net Amount at Risk without adjustment for the accelerated payment, subject to all terms and conditions of the Agreement regarding the payment of reinsurance benefits. If the policy terminates prior to the insured's death, the Reinsurer will not be liable for any portion of any prior accelerated benefit payments.

9.5	DISPUTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of any contest, compromise or litigation as a result of a denial of a claim involving a policy reinsured under this Agreement or as a result of rescission of a policy reinsured under this Agreement. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement and third party investigation fees based on the proportion that the amount of reinsurance bore to the amount payable on the date of death of the insured, up to the maximum that would have been payable under the specific policy had there been no dispute except as specified below.

If the Reinsurer declines to be a party to said contest, compromise or litigation, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. The Reinsurer will also pay its share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

If the Reinsurer declines to be a party to said contest, compromise or litigation on a waiver of monthly deduction or waiver of premium benefit (''waiver benefit"), it may opt out and have no further expense or obligation with respect to the waiver of premium claim which is the subject of the contest, compromise or litigation or expenses related to the contest, compromise or litigation by paying the Ceding Company the amount equal to its Proportionate Share of the waiver benefit reserve. The Reinsurer and the Ceding Company shall mutually agree on the amount of the waiver benefit reserve to be paid which shall be determined on an individual claim level by duration modeled using the [*]table or other valuation approved industry disability table. The Reinsurer will pay its Proportionate Share of covered expenses incurred to the date it notifies the Ceding Company it will opt out.

9.6	CLAIM EXPENSES

The Reinsurer will pay its Proportionate Share of reasonable claim investigation and legal expenses connected with the litigation or settlement of claims payable under this Agreement unless the Reinsurer has discharged its liability pursuant to Article 9.5 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.7	MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the insured,

the Reinsurer will refund reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.8	MISSTATEMENT OF AGE OR GENDER

In the event of a change in the amount of the Ceding Company's liability on a policy due to a misstatement of age or gender, the Reinsurer's liability on its Proportionate Share will change within the terms of this Agreement. The Reinsured Net Amount at Risk will be adjusted from the inception of the Original Policy, and any difference will be settled without interest.

9.9	EXTRA-CONTRACTUAL DAMAGES

In no event shall the Reinsurer be liable for any Extra-Contractual Obligations awarded against the Ceding Company as a result of any act, omission or course of conduct committed solely by the Ceding Company, its agents or representatives in connection with claims under this Agreement, nor for any legal fees or expenses incurred in the defense of such claims.

If the Ceding Company changes its Retention limits as shown in Exhibit A.1, it will provide the Reinsurer with prompt written notice of the intended changes.

A change to the Ceding Company's Retention limits will not affect policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company's Retention limit will not increase the Automatic Binding Limits.

ARTICLE 11 - RECAPTURE

11.1	RECAPTURE ELIGIBILITY REQUIREMENTS

Whenever the Ceding Company increases its Maximum Retention Per Life as set forth in Exhibit A. l the Ceding Company will notify the Reinsurer of its intent to recapture to the new Retention limits. To effect recapture, the Ceding Company must notify the Reinsurer of its intent to do so within [*] days of the effective date of the increase in its Maximum Retention Per Life. If the Ceding Company has maintained its Maximum Retention Per Life for the plan and the insured's issue age, sex, and mortality classification, it may apply its increased Retention limits to reduce the amount of reinsurance in force as follows:

a.	the Ceding Company must give the Reinsurer [*] days written notice prior to its intended date of the commencement of recapture. The notice must indicate whether or not Facultatively reinsured policies are included in the recapture; and
b.	the effective date of the reduction of reinsurance on affected policies shall be the later of the first policy anniversary immediately following the expiration of the [*] day notice period or the policy anniversary date when the required minimum years is attained. No reduction will be made until a policy has been in force for at least [*] years for policies where the corporate maximum dollar Retention was held at issue, up to the then current increased Retention; and
c.	if any policy is recaptured, all policies eligible for recapture under this Article shall be recaptured in a consistent manner; and
d.	no recapture will be made unless the Ceding Company retained its corporate maximum dollar limit of Retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business nor in any classes of risks for which the Ceding Company established special Retention limits less than the Ceding Company's Maximum Retention Per Life for the plan, age, and mortality rating at the time the policy was issued; and
e.	no recapture will be made if the Ceding Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in Retention.

If portions of a policy reinsured under this Agreement have been reinsured with more than one reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each reinsurer after the reduction is proportionately the same as if the new Maximum Retention Per Life had been in effect at the time of issue. Recapture is not available due to any change in the financial condition of the Reinsurer, other than as stated in Article 15, Insolvency.

The amount of reinsurance eligible for recapture is based on the Reinsured Net Amount at Risk as of the date of recapture. For a policy issued as a result of continuation, exchange, replacement, re-entry or conversion, the recapture terms of the reinsurance agreement covering the Original Policy will apply, and the duration for the purpose of recapture will be measured from the effective date of the reinsurance on the Original Policy.

If there is a reinsured waiver of premium claim in effect when recapture takes place, the Reinsurer and the Ceding Company shall mutually agree on the amount of the waiver of premium reserve to be paid which shall be determined on an individual claim level by duration modeled using the [*] table or other approved industry table. The Reinsurer will not be liable for any other benefits, including the basic life risk that are eligible for recapture. All such eligible benefits will be recaptured as if there were no waiver claim in effect.

After the effective date of recapture, the Reinsurer will not be liable for any benefits on reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.

11.2	INCREASES IN FIRST DOLLAR QUOTA SHARE RETENTION

Whenever the Ceding Company increases its first dollar Quota Share Retention for those newly issued policies subject to such Retention as set forth in Exhibit A. l, recapture will not be allowed under this Agreement without the written consent of the Reinsurer.

ARTICLE 12 - GENERAL PROVISIONS

12.1	CURRENCY

All payments and reporting by all parties under this Agreement will be made in United States dollars.

12.2	PREMIUM TAX

The Reinsurer will not reimburse the Ceding Company for premium taxes.

12.3	INSPECTION OF RECORDS

The Reinsurer and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. These documents will be made available during normal office hours to a representative of either company who will be named in advance; notification of such visits will normally be given two (2) weeks in advance and even in urgent cases at least forty-eight (48) hours in advance.

12.4	FORMS, MANUALS, ISSUE RULES AND CLAIMS PRACTICES

The Ceding Company affirms that it has supplied the Reinsurer with the underwriting guidelines, issue rules, policy forms, and reinstatement guidelines and applications in use as of the Effective Date of this Agreement for the policies reinsured hereunder. Further, the Ceding Company affirms that it follows claims handling practices and procedures which are standard and customary to the life insurance industry.

The Ceding Company will promptly notify the Reinsurer of any proposed Material Changes in its underwriting guidelines, issue rules, policy forms, reinstatement guidelines and applications, and claims practices and procedures. This Agreement will not extend to policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept policies subject to the Material Change.

It is the Ceding Company's responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

12.5       ANTI-MONEY LAUNDERING

The Ceding Company has established and will maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

12.6	FOREIGN ACCOUNT TAX COMPLIANCE ACT

Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 - 1474 of the U.S. Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W- 9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section 147l(b) of the U.S. Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the U.S. and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect. The parties to this Agreement acknowledge that if they fail to supply such information on a timely basis, it may be subject to a 30% U.S. withholding tax imposed on payments of

U.S. source income.

12.7	INTEREST RATE FOR BALANCES IN DEFAULT

The Reinsurer reserves the right to charge interest at [*] prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date.

The Ceding Company reserves the right to charge interest at the annual rate of [*] following the date the claim benefit or re insured expenses are deemed delinquent when:

The Reinsurer fails to pay its share of any undisputed claim, or reinsured expenses associated with any undisputed claim, within ninety (90) days after receipt of all requested claim information.

The Ceding Company and the Reinsurer mutually agree to consider the timing of both premiums and claims when requesting interest for delinquent payments.

ARTICLE 13 - DAC TAX

The Ceding Company and the Reinsurer hereby agree to the following, pursuant to Section 1.848-2(9)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986:

a.	the term "party" refers to either the Ceding Company or the Reinsurer, as appropriate;
b.	the terms used in this Article are defined by reference to Regulation Section 1.848- 2, effective December 29, 1992;
c.	the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l);
d.	all parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service;
e.	the Reinsurer will submit a schedule to the Ceding Company by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Reinsurer will report such net consideration in its tax return for the preceding calendar year;
f.	the Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer by May 1 of the year following the end of the taxable year. If the Ceding Company does not notify the Reinsurer by May 1, the net considerations reported in the respective tax returns will be the value as defined in Item (e) above;
g.	if the Ceding Company submits its alternative calculation, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year; and
h.	the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 14 - OFFSET

Any undisputed debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE 15 - INSOLVENCY

15.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT

A party to this Agreement will be deemed insolvent when it:

a.	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or
b.	is adjudicated as bankrupt or insolvent; or
c.	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or
d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

15.2	INSOLVENCY OF THE CEDING COMPANY

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a Proportionate Share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

This insolvency clause shall not preclude the Reinsurer from asserting any excuse or defense to payment of this reinsurance other than the excuses or defenses of the insolvency of the Ceding Company and the failure of the Ceding Company's liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

15.3	INSOLVENCY OF THE REINSURER

In the event of the Reinsurer's insolvency, the Ceding Company may immediately cancel the Agreement for future new business and will notify the Reinsurer in writing of its intent within ninety (90) days of the insolvency determination. The parties agree to waive the notification period for this cancellation. The effective date will be no earlier than the effective date of the Reinsurer's insolvency.

In addition, in the event of the Reinsurer's insolvency, the Ceding Company may provide the Reinsurer with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the policies. The Ceding Company must make the recapture election within ninety (90) days of the Reinsurer's insolvency. The Ceding Company will provide the Reinsurer with ninety (90) days' advance written notice of its intent to recapture (the "Cure Period"). If at the end of the Cure Period the Reinsurer remains insolvent according to the authority responsible for such determination, then the Ceding Company may elect to recapture all reinsurance inforce under this Agreement effective no earlier than the end of the Cure Period and no later than twelve (12) months following the end of the Cure Period.

The Ceding Company's recapture as described above is subject to payment by the Ceding Company to the Reinsurer in the amount of the unamortized acquisition cost attributable to the excess first year allowance credited by the Reinsurer to the Ceding Company. Excess first year allowance means [*].

ARTICLE 16 - ERRORS AND OMISSIONS

If either the Ceding Company or Reinsurer shall fail to perform an obligation under this

Agreement and such failure shall be the result of an Error on the part of the Ceding Company or Reinsurer, such Error shall be corrected by restoring the Ceding Company and Reinsurer to the positions they would have occupied had no such Error occurred. Upon discovery of the Error by a party, they shall promptly notify the other party, providing as much detail as is available about the circumstances. Additionally, the notifying party shall propose a resolution to the Error which shall include actions that will be taken to avoid similar Errors in the future. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by the Agreement. However, in no case shall an Error or omission create reinsurance coverage that would not have existed in the absence of the Error or omission.

This provision shall apply only to clerical Errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its insured.

Issues arising out of the application of the underwriting guidelines as described in Article

2.1.b and the use of any Automatic Binding Limits, or grossly negligent, deliberate acts or repetitive Errors (i.e., those that a party has become aware of and which then occur again) are the responsibility of the Ceding Company and its liability insurer, if any, but not that of the Reinsurer. Additionally, in no instances shall this Article apply for facultatively submitted business where the Ceding Company has either not notified the Reinsurer of its acceptance of the Reinsurer's unconditional offer within the period specified in the offer or incorrectly advised the Reinsurer to close its file.

There is a mutual obligation on both the Ceding Company and the Reinsurer to ensure that all Errors (both favorable and unfavorable) are identified and corrected in an equitable manner at the earliest possible date. The party first discovering the Error will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such failure promptly. Any monetary adjustments made between the Ceding Company and the Reinsurer to correct an Error will be made with interest as long as it does not benefit the party that made such Error.

If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar Errors and to take the actions necessary to avoid similar Errors in the future.

For purposes of this Article, historical corrections to policies for actions which occurred more than [*] years in the past are not considered Errors that can be corrected without advance notice to and consultation with the Reinsurer. For corrections of oversights committed by the Ceding Company over [*] years ago and totaling

[*] or greater, the Ceding Company will provide information about and consult with the Reinsurer regarding liability prior to making corrections on the billing statement.

The prior provisions of the Article notwithstanding, the Reinsurer will not be obligated to accept any Late Reported Policy. A "Late Reported Policy" for the purposes of this Article is defined to be:

1.         Any single policy reported by the Ceding Company more than [*] years after the policy was effective which has a net amount at risk ceded to the Reinsurer equal to or greater than $[*]; or

2.	An aggregation of policies (aggregated by calendar year for each policy's effective date), regardless of date reported, in which:

i.	Each of the included policies is reported more than [*] years after such policies' respective effective date; and
ii.	The net amount at risk in aggregate is $[*] or more.

If the Reinsurer does not accept such Late Reported Policy, such policy will not be covered by the Agreement and the Reinsurer shall have no liability for such policy. If the Reinsurer does accept such Late Reported Policy, the Ceding Company shall pay the Reinsurer the reinsurance premium on such policies from the policies' respective effective date. The Reinsurer's liability with respect to a Late Reported Policy shall be conditioned upon receipt of the reinsurance premium due for such Late Reported Policy and shall commence simultaneously with that of the Ceding Company's liability.

The Reinsurer shall refund only the last [*] years' Reinsurance Premiums on Late Reported Terminations. A "Late Reported Termination" is a Policy termination reported to the Reinsurer more than three years after the actual Policy Termination was reported to the Ceding Company and where the total of Late Reported Terminations exceeds [*]% of the volume of terminations reported for the year in which the termination should have been processed.

ARTICLE 17 - ARBITRATION

17.1	GENERAL

The parties agree to act in all things with the utmost good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

The arbitrators must have more than ten (10) years' experience in the insurance or reinsurance industry and may not be current or former directors, officers or employees of the parties to this Agreement or their respective affiliates or subsidiaries.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce the decision to judgment.

17.2	NOTICE

To initiate arbitration, either party will notify the other party by certified mail or overnight courier service (e.g. Federal Express) of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.

17.3 PROCEDURE

Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as chairman of the tribunal.

If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then the American Arbitration Association will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association for such appointment.

Should the two arbitrators be unable to agree on the choice of the third arbitrator, then the American Arbitration Association will appoint the third arbitrator. All expenses levied by the American Arbitration Association for such appointment shall be borne equally by each party to this Agreement.

The tribunal may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.

17.4	ARBITRATION COSTS

All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

17.5	SITE OF ARBITRATION

The site of arbitration will be St. Louis, Missouri, USA.

17.6	ARBITRATION SETTLEMENT

The award of the tribunal will be in writing and binding upon the parties.

ARTICLE 18 - DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to reinsurance of newly issued policies by giving ninety (90) days written notice of termination to the other party, sent by certified mail or overnight courier service (e.g. Federal Express). The date the document is postmarked is deemed to be the first day of the notice period.

During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all policies reinsured under this Agreement will remain in force until the termination or expiration of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

ARTICLE 19 - REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties' rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

The Ceding Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a Material Change in underwriting, claims or issue practices or philosophy, or a change in the Ceding Company's ownership or control.

ARTICLE 20 - DEFINITIONS

Age Basis - The method used, as specified in Exhibit D.2, to determine the age of the insured (nearest/next/last) when applying limits, such as retention limits, binding limits, jumbo limits and for determining reinsurance premiums.

Automatic(ally) - A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company's underwriting.

Automatic Binding Limit - The amount specified in Exhibit C used to calculate the maximum Reinsurance Death Benefit that may be ceded as Automatic reinsurance on any one life. For the sake of clarity, business ceded on the life under all agreements between the Ceding Company and the Reinsurer shall be included in the calculation to determine Automatic eligibility under this Agreement.

Coinsurance - A form of life reinsurance under which the reserves as well as the risk are transferred to the Reinsurer; the Ceding Company retains its liability to the contractual relationship with the insured.

Conditional Receipt - A type of premium receipt obliging the Ceding Company to provide a limited amount of coverage to the date of policy issue as long as a premium accompanies an acceptable application. It is conditional upon the prospective insured being insurable at the time of application and such other conditions as are listed in the Conditional Receipt form.

Effective Date of this Agreement - The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an application date on or after this date are eligible for reinsurance coverage under this Agreement.

Error - A clerical mistake or oversight made inadvertently and excludes acts of judgment and all other forms of intentional decision.

Extra Contractual Obligations - Damages awarded by a court against an insurer that go beyond the coverage provided by the policy, typically for bad faith in dealing with the insured or beneficiary.

Facultative(ly) - Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.

Flat Extra - An additional premium amount per $1,000 of insurance that is charged to cover any extra hazard or special risk such as aviation or hazardous activities as assessed by the underwriter of the policy application. The additional premium paid to the Reinsurer is calculated based on the Reinsured Net Amount at Risk.

Full Retention - The initial face amount held by the Ceding Company shall be equal to the amount on its standard published Retention schedule considering issue age, rating and place of residence. The amount to be retained considers all in force policies as of the date of issue on that life.

Initial Death Benefit - The face amount of the Original Policy on the date of issue.

Jumbo Limit - The maximum amount of coverage available on an individual life for Automatic reinsurance purposes. This amount includes all coverage in force, any coverage to be replaced and amounts currently applied for in all companies. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for Facultative review.

Material Change - A change that is likely to impact the Reinsurer's financial experience under this Agreement or would cause the Reinsurer to alter or revise a risk classification or underwriting recommendation or claims decision, reconsider or adjust reinsurance pricing, or take similar actions.

Maximum Retention Per Life - The maximum amount of risk that the Ceding Company may hold on an individual insured according to its published Retention schedule.

New Business - Policies on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in absence of the Original Policy, (2) pays the same commissions in the first year that it would have paid in absence of the Original Policy and (3) the suicide and contestable period provisions are as long as those contained in other new policies issued by the Ceding Company, unless limited by law or regulation.

New Plan - The plan to which the Original Policy is converted, exchanged or replaced.

New Policy - The policy issued resulting from a conversion, exchange or replacement of the Original Policy.

Original Policy - An insurance contract issued by the Ceding Company on an insured that is reinsured under this Agreement.

Permanent Resident - An individual having his or her primary place of living in a particular country, notwithstanding the fact that they may maintain one or more homes in other places. A legal Permanent Resident of the United States would include any non- citizen living in the United States for five or more years who does not intend to return to their native country (except for brief trips) and who holds a valid U.S. Permanent Resident Card (Green Card) or a U.S. visa that authorizes residence in the United States.

Policy Death Benefit - The death benefit of a policy on the reinsurance premium renewal date.

Policy Net Amount at Risk - On the reinsurance premium renewal date, the Policy Death Benefit less either the terminal reserve or, in the case of interest sensitive policies, the accumulation account or cash value on the policy, such difference taken to the nearest dollar.

Professional Athlete - An individual who is a team member in any of the four major

U.S. professional sports - National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).

Proportionate Share - The percentage derived by dividing the Reinsured Net Amount at Risk by the Policy Net Amount at Risk.

Quota Share Retention - Specified percentage Retention on every policy up to the Full Retention on a life.

Reinsured Net Amount at Risk - The percentage of Automatic Reinsurance ceded to the Reinsurer as specified in Exhibit C or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of (1) the Policy Net Amount at Risk less (2) the Retention on the policy.

Retention - The amounts specified in Exhibit A that are held by the Ceding Company at their own risk on a life without the benefit of proportional reinsurance. In calculating the Retention, the sum retained by the Ceding Company on the life and in force as of the date of issue of the policy shall be taken into account.

Temporary Insurance Agreement - A separate contract between the Ceding Company and the applicant that provides insurance coverage for a specified amount for a limited period of time. It does not depend on the proposed insured's insurability. It has specific conditions where the agreement will not provide coverage such as material misrepresentations in the application and death from suicide.

Ultimate Amount - The projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form.

Yearly Renewable Term - A form of life reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the Reinsured Net Amount at Risk and the duration from issue.

ARTICLE 21 - EXECUTION

This Agreement is effective as of the month, day and year stated on the cover page of this Agreement, and applies to all eligible policies with application dates on or after such date. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document. This Agreement has been made in duplicate and is hereby executed by all parties.

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]